Strategic Global Income Fund
N-SAR Exhibits


Item 77Q

At a Board of Directors meeting held on
November
11, 1998, the directors approved an
amendment to the by-laws concerning
submission
of shareholder proposals.  The
amendment to the by-laws is attached.